Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 18, 2022

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Upstart Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 4,182,916 shares that may be issued pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) 836,583 shares that may be issued pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP,” and together with the “2020 Plan,” collectively, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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